Ex. 10.1
AMENDED CONTRACT OF EMPLOYMENT

Statement of Main Terms and Conditions of Employment, pursuant to the
Employment Rights Act 1996

PARTIES TO THE CONTRACT OF EMPLOYMENT
Employer:     Hologic Limited, Heron House, Oaks Business Park, Crewe Road, Wythenshawe, Manchester M23 9HZ. Hereinafter called “the Company”

Employee:     Jan Verstreken

JOB TITLE
You will be employed as Group President, International. You may be asked to perform additional duties or other roles from time to time during your employment with the Company.

PLACE OF WORK
(a)You may be required to travel and work on behalf of the Company within the United Kingdom and globally for the proper discharge of your duties. You will be entitled to reimbursement of such expenses as detailed in the company’s Expense Claim procedure.

RELEVANT DATES
(a)For continuous service purposes, your start date with the company will continue as 3rd January 2017

REMUNERATION
(a)Your remuneration is at the basic rate of £425,600 per annum.
(b)You are eligible to participate in the Company’s Short-term Incentive Plan (STIP) with annual target of 75% base pay, subject to the rules that are from time to time in place alongside objectives set.
(c)You will be paid monthly into a personal bank account or building society account by credit transfer on or about the 20th day of the month in which salary is earned.
(d)Salaries are normally reviewed annually in October. Reviews are at the total discretion of the Directors. Increases are not automatic and take into account a number of variables, including performance, market value, qualifications and future potential.
(e)In accordance with the Employment Rights Act 1996 you hereby consent to the deduction of any sum owing by you to the Company from your salary or any other payment or payments due from the Company to you hereunder or otherwise. You also agree to make any payment of sums owing by you to the Company as requested. Such payments are likely to arise from but are not limited to remuneration/expenses under/overpayments etc.

HOUSING SUPPORT
(a)You will be entitled to receive a monthly payment of £2,193.00 for housing support.

HOURS OF WORK
(a) Your normal hours of work will be 37.5 hours per week (Monday to Friday), which may vary according to the requirements of the business due to changing economic conditions and any     future reorganization of the business.
(b) The Company allows for each member of staff to take unpaid break(s) totaling one hour each     day normally between 12.00 noon and 2.00pm.

Please note that these hours fall well below the maximum hours allowed under the Working Time Regulations 1998.

(c ) The employee acknowledges that the limit under Regulation 4 (1) of the Working Time     Regulations 1998 shall not apply to him/her and accordingly agrees to work longer than 48 hours a week on average whenever necessary for the proper discharge of his/her duties, or in any event as may be required by the company. The employee is entitled to withdraw such agreement by providing three months’ notice in writing to their manager.

Please note that "working time" for the purposes of the Working Time Regulations 1998 is defined as time at which you are at the Company's disposal, ready and willing to perform your duties.

COMPANY CAR / CAR ALLOWANCE
You will receive a car or car allowance as part of your compensation package, with a monthly value £1,315.00

GLOBAL HEALTH PLAN / ALLOWANCE
You will receive access to a Global Health Plan or receive a Global Health Plan allowance as part of your compensation package, with a monthly value of £1,096.00

HOLIDAYS
(a)Your annual paid holiday entitlement is 25 days plus English statutory public holidays. Holiday requests should be made to your manager as far in advance as is practical. Managers will make every effort to accommodate leave requests, but may not be able to approve all requests based on business need. You therefore should not make any financial commitments to a holiday before receiving approval.
(d) The Company’s Holiday Year runs from January to December and employees should make every effort to ensure that holidays are taken within that period. Outstanding holidays may not be carried over without prior authorisation from your manager. If granted, carried-over days they must be taken during the first quarter of the following calendar year.
(e) In some locations it may be the company practice to close for one week at Christmas. If this is the case, you will be required to allocate part of your annual holiday entitlement to facilitate this. Christmas or other arrangements will be notified to you in advance.
(b)Holiday pay may also be withheld in whole or in part should you fail to give proper notice of termination of your employment or should you leave prior to the end of your notice period. In such a case your holiday pay will be reduced by the number of days’ notice not worked. Any overtaken pro-rata holiday entitlement will be deducted from your final salary.

PENSION ARRANGEMENTS
The Company grants access to its Group Pension Scheme, or will make an equivalent allowance for payment into your personal pension vehicle.

LIFE ASSURANCE
The Company provides Life Assurance Cover for all permanent employees at the rate of 2 years gross remuneration. You will be eligible for this benefit from your first day of employment. Further details are available in the Employee Handbook.

INCOME PROTECTION
You will automatically be enrolled on the Company’s UK Income Protection scheme, subject to the rules of that scheme.

SICK PAY/COMPANY SICK PAY ENTITLEMENT
(a)You will be entitled to Company Sick Pay providing you comply with the Company Sick Pay procedures as detailed in the Employee Handbook.
(b)Sickness absence is calculated on a rolling 12 month basis and details of entitlements are available in the Employee Handbook.
(c)In accordance with legislation, the Company reserves the right to withhold company and/or statutory sick pay in exceptional circumstances.
(d)You are required to notify the Company of any absence caused by the negligence of a third party. Full details of the circumstances and particulars of any claims/settlements awarded
Jan Verstreken
December 11, 2020
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must be provided by you. The Company reserves the right to request a refund of some or all of the sick payments paid to you.

MEDICAL REPORTS
The Company reserves the right to require employees to undergo medical examinations/reports in respect of either sickness/absence (regardless of duration) or in respect of the Access to Medical Reports Act 1988 or otherwise. Costs will be borne by the company and by signing this agreement you acknowledge that you have given your consent to the aforesaid.
CHANGE TO PERSONAL CIRCUMSTANCES
You are required to notify your Manager in writing of any change of address or personal circumstances (including health conditions) as soon as is practicable.

DISCIPLINARY PROCEDURE
Details of the Company Disciplinary Procedure are available from your Manager or can be found in the Employee Handbook. Please note that this procedure is non-contractual and does not form part of your contract of employment.

GRIEVANCE PROCEDURE
You have a right to express a grievance relating to your employment which in the first instance should be raised informally with your Manager who will make every effort to resolve the issue as soon as possible. Please refer to the Employee Handbook for further information.

WHOLE TIME AND ATTENTION
(a) During your employment you shall be obliged to faithfully and diligently carry out the careful instructions of the Company and at all times use your best endeavours to promote the best interests of the Company.
(e)You may not work in a self-employed capacity or for anyone other than the Company without the prior written express permission of your manager.
(f)You are not permitted to sell or attempt to sell goods or services for personal gain from or on the premises of the Company without prior express permission from your Manager.

CONFIDENTIALITY
(a)You shall not make use of, divulge or communicate to any person (save in the proper performance of your duties under this contract) any of the trade secrets or other confidential information of or relating to the Company or any Group Company, which you may have received or obtained while in the service of the Company or any Group Company.
(b)This restriction shall continue to apply after the termination of your employment without limit in point of time but shall cease to apply to information ordered to be disclosed by a Court of competent jurisdiction or otherwise required to be disclosed by law.
(c)For the purposes of this contract confidential information shall include, but shall not be limited to the secrets, dealings, details of customers, suppliers or employees and any details relating to the marketing or pricing of products or financial information of any kind.

DATA PROTECTION
(a)The Company retains and processes personal data concerning employees for the purpose of efficient human resource management. You agree to the Company doing so and acknowledge that such data may be disclosed to employees and the Company’s professional advisors, in accordance with the principles of the Data Protection Act 1998.
(b)The Company has established proper safeguards to prevent misuse of such data and takes all reasonable steps to ensure that data is accurate, complete, current and relevant. If you consider your data may be inaccurate or if you simply wish to have access to it to satisfy yourself, you may do so by contacting your Manager.

Jan Verstreken
December 11, 2020
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DATA SECURITY
(a)You must not at any time remove any documents or tangible items from the Company’s premises which belong to the Company or which contain any confidential information without the prior written consent of your Manager.
(b)You must not use computer hardware/software without proper authorisation or licence (including the copying of software outside the terms of the licence). You must not use your own hardware and/or software on Company business, whether on Company premises or not, unless approval has been given in writing by your Manager. If such permission is given, the ownership of all Company data remains with the Company for all time and must not be divulged to any unauthorised person either during or after your employment with the Company.
(c)You must return to the Company upon request and, in any event, upon the termination of your employment, all documents and computer files and discs, and tangible items which belong to the Company or which contain or refer to any confidential information which are in the your possession or under your control.
(d) You must, if requested by the Company, delete all confidential information from any reusable material and destroy all other documents and tangible items which contain or refer to any confidential information and which are in your possession or under your control.

TERMINATION OF EMPLOYMENT
(a)In the event of resignation, you are required to give the Company 3 months of notice of your intention to resign. The right to waive all or part of the notice period may be exercised by either party by mutual consent.
(b)In the event that your employment is terminated by the Company for any reason other than change in control (i.e., the Company being acquired), you will receive 24 months of total compensation including base pay, bonus, allowances and benefits (or cash equivalent). In the event your employment is terminated by the Company for change in control, you will receive accrued obligations (includes pro-rated bonus), 2.99x annual base salary, 2.99x bonus and full vesting of equity. The change in control period extends for 3 years after the change in control occurs. Any payments under this provision are subject to local taxes and deductions.

NON-COMPETITION & NON-SOLICITATION
(a)In the event of termination via resignation or termination for any reason (including change in control), you are expressly prevented from soliciting employees who currently work for the Company, or who did so in the 12 months prior to leaving.
(b)In the event of termination via resignation or termination for any reason (including change in control), you expressly refrain from entering the service of a company manufacturing or selling products or services likely to compete with those of the Company, to create on its own account a similar company or to participate directly or indirectly, in any capacity whatsoever. As such, you are prohibited from prospecting, for any product or service likely to compete with the products or services of the Company, the customers of the Company and to deal with any natural or legal person who has been the client of the Company at any time during the two (2) years preceding his effective departure from the Company. The territory concerned by this non-compete obligation is the United Kingdom.
Furthermore it is expressly agreed that the execution of this clause is limited to a period of twelve (12) months from the date of the effective departure from the Company. During this non-compete period, the Company will pay an indemnity equal to the remuneration received by the employee on the basis of the previous 12 months, representing full compensation for the wages, bonuses and benefits received by the employee.

It is understood that in all circumstances the Company will be able either to reduce the duration of the period of application of the non-competition clause, or to give up the latter.

Jan Verstreken
December 11, 2020
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INVENTIONS AND OTHER INDUSTRIAL AND/OR INTELLECTUAL PROPERTY
(a)The parties foresee that you may create intellectual property in the course of your duties hereunder and agree that in this respect you have a special responsibility to further the interests of the Company.
(b)Any Intellectual Property created by you during the continuance of your employment whether normal working hours or otherwise hereunder (whether capable of being patented or registered or not made or discovered in the course of your employment hereunder) and whether using the Company’s offices and facilities or otherwise in conjunction with or in any way affecting or relating to the business of any Company in the Group or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company.

HEALTH AND SAFETY
(a) Whilst employed by the Company you must take care for your own health and safety and     that of fellow employees or other people who may be affected by your actions at work. You are expected to co-operate with management and/or other employees in observing statutory duties as well as company policies relating to health and safety, as defined in the company's Health and Safety Policy.

(b) You must advise your Manager as soon as possible if you believe the design of your workplace is adversely affecting your health, or if you experience problems, headaches, eyestrain or muscular aches or pains, which you believe, may be attributable to your working conditions.

VARIATION
You will be notified in writing of any variations to your Particulars of Employment in so far as those variations are not significant. You will be consulted prior to the introduction of significant variations.

Copies of documents referred to in this Statement are available from your Manager.
You should regularly read the notice board in your workplace to ensure that you are aware of changes regarding your employment with the Company.

Jan Verstreken
December 11, 2020
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This agreement contains the written particulars of employment required to be given to you pursuant to the Employment Rights Act 1996 and the Working Time Regulations 1998 (as amended from time to time). For these statutory purposes it is confirmed that it is correct as at the date shown.

EMPLOYEE:
I have received a copy of these Particulars of Employment as required by S1. ERA 1996 and the attached documents, all of which I have read, understood and agree to be bound by the rules contained within them.

Signed:
By: /s/ Jan Verstreken
Name: Jan Verstreken

EMPLOYER:
Signed on behalf of the Company : /s/ Carmel O’Kane
Name: Carmel O'Kane VP Human Resources EMEAC
Date: December 11, 2020

Jan Verstreken
December 11, 2020
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